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                                 EXHIBIT 11.1

                Statement Re: Computation of Per Share Earnings
                   (In thousands, except per share amounts)

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
                                                 1997       1996       1995
                                                 ----       ----       ----
BASIC AND DILUTIVE:

Weighted average common shares outstanding      2,138        572        214

Net loss                                      $(7,193)   $(2,865)    $ (744)

Accretion of mandatory redemable value
 of convertible preferred stock                 1,286        494          1
                                              -------    -------     ------
Net Loss attributable to common
  stockholders                                $(8,480)   $(3,359)    $ (745)

Net loss per common share                     $ (3.97)   $ (5.87)    $(3.48)

PRO FORMA:

Weighted average common shares
  outstanding                                   2,138        572

Dilutive common stock equivalents:

  Convertible securities, using the
    if-converted method                         5,867      3,415
                                              -------    -------

Common and common equivalent shares
  used in the calculation of net loss
  per share                                     8,005      3,987
                                              -------    -------
                                              -------    -------

Net loss                                      $(7,193)   $(2,865)
                                              -------    -------
                                              -------    -------

Net loss per common and common
  equivalent share                             $(0.90)    $(0.72)
                                              -------    -------
                                              -------    -------
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